FOR IMMEDIATE RELEASE

MacKenzie Capital Management, LP announces a tender offer for Apple REIT Nine, Inc.

Moraga, Calif. (Market Wire)—May 1, 2012—Affiliates of MacKenzie Capital Management, LP (the “Purchasers”) have commenced a tender offer for 9,120,000 shares of common and Series A preferred stock (together, the “Shares”) in Apple REIT Nine, Inc. (the “Corporation”) for $6.25 per Share.

Shareholders should read the Offers to Purchase and the related materials carefully because they contain important information. Shareholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Letter, the Assignment Form, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov.  Shareholders also may obtain a copy of these documents, without charge, from our website at www.mackenziecapital.com (click on Tenders), or by calling toll free at 800-854-8357.

Contact: Christine Simpson, 800-854-8357 x. 1024
MacKenzie Capital Management, LP
1640 School Street
Moraga, California 94556
www.mackenziecapital.com